Exhibit 10.2

NOTICE OF BORROWING

BOXLIGHT CORPORATION

April 19, 2024

Whitehawk Capital Partners LP,

as Administrative Agent

11601 Wilshire Blvd., Suite 1250

Los Angeles, CA 90025

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 31, 2021 ((a) as amended by the First Amendment to Credit Agreement dated as of April 4, 2022, (b) as amended by the Second Amendment to Credit Agreement dated as of June 21, 2022, (c) as amended by the Third Amendment to Credit Agreement dated as of April 24, 2023, (d) as amended by the Fourth Amendment to Credit Agreement dated as of June 26, 2023, (e) as amended by the Fifth Amendment to Credit Agreement dated as of March 14, 2024, (f) as amended by the Sixth Amendment to Credit Agreement dated as of April 19, 2024 and (g) as further amended, restated, supplemented or modified, the “Credit Agreement”) among BOXLIGHT CORPORATION, a Nevada corporation (“Company” together with any other Person that joins the Credit Agreement as a Guarantor in accordance with the terms thereof, are referred to hereinafter each individually as a “Loan Party”, and individually and collectively, jointly and severally, as the “Loan Parties”), Whitehawk Finance, LLC and the other Lenders party thereto and Whitehawk Capital Partners LP, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the Borrower hereby requests a Loan under the Credit Agreement (the “Proposed Loan”), and in connection therewith sets forth below the information relating to such Proposed Loan as required by Section 2.02 of the Credit Agreement.

a.	The borrowing date of the Proposed Loan is April 19, 2024.

b.	The Proposed Loan is a Term Loan that is the April 2024 Bridge Loan.

c.	The aggregate principal amount of the Proposed Loan is $2,000,000.

d.	The Proposed Loan shall be a SOFR Loan with an Interest Period ending on June 30, 2024.

e.	The proceeds of the Proposed Loan are to be disbursed pursuant to the instructions set forth on Exhibit A attached hereto.

The undersigned certifies as of the date of this notice and as of the date the Proposed Loan is made that (i) the representations and warranties contained in the Article VI of the Credit Agreement and in each other Loan Document are true and correct on and as of the Effective Date, (ii) no Default or Event of Default has occurred and is continuing on the Effective Date or will result from the Credit Agreement or any other Loan Documents becoming effective in accordance with its or their respective terms or the making of the Proposed Loan and (iii) all applicable conditions set forth in Section 5.03 of the Credit Agreement have been satisfied or waived in writing by the applicable Lenders as of the date of the Proposed Loan.

[SIGNATURE PAGES FOLLOW]

Very truly yours,

BOXLIGHT CORPORATION,
as Borrower

By:	/s/ Greg Wiggins
Name: Greg Wiggins
Title: Chief Financial Officer

Signature Page – Notice of Borrowing

Exhibit A

Boxlight Wire Instructions